Exhibit 99.1

Contact:         George Powlick
Chief Financial Officer
(818) 706-5100

K•SWISS ANNOUNCES STOCKHOLDER APPROVAL OF MERGER WITH E.LAND

WESTLAKE VILLAGE, Calif. (April 26, 2013) ─ K•Swiss Inc. (NASDAQ: KSWS) announced that, at a special meeting of stockholders held earlier today, its stockholders approved the adoption of the Agreement and Plan of Merger, dated January 16, 2013, by and among K•Swiss Inc., E.Land World Limited, a corporation organized under the laws of the Republic of Korea, and Ian Acquisition Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of E.Land (“Merger Sub”), pursuant to which Merger Sub will be merged with and into K•Swiss, with K•Swiss surviving as an indirect wholly-owned subsidiary of E.Land.

Approximately 94.6% of the voting power of the Company voted in favor of the adoption of the Merger Agreement.  The affirmative vote of 80% of the aggregate number of votes eligible to be cast by the holders of K•Swiss’ Class A common stock and Class B common stock, voting together as a single class, at the special meeting, was required to adopt and approve the Merger Agreement.  K•Swiss’ stockholders, also approved at the special meeting, on an advisory, non-binding basis, compensation that may become payable to the Company’s named executive officers as a result of the merger.

K•Swiss currently anticipates closing the merger on or about April 30, 2013, subject to the satisfaction or waiver of the other previously disclosed closing conditions.

Goldman, Sachs & Co. is acting as financial advisor to K•Swiss, and Gibson, Dunn & Crutcher LLP is acting as legal advisor.  Morgan Stanley & Co. is acting as financial advisor to E.Land, and Linklaters LLP is acting as legal advisor.

About K•Swiss
Founded more than forty years ago in Van Nuys, California, K•Swiss introduced the first all-leather tennis shoe, the K•Swiss “Classic” in 1966.  Since its inception, K•Swiss has rooted itself in California Sport with an aim to be the most inspiring and innovative sports brand in the market.  Today the Company offers performance and lifestyle footwear and apparel for several categories under its California Sports umbrella including Tennis Heritage, California Fit (Running, Triathlon and Fitness) and California Youth.  K•Swiss also designs, develops and markets footwear under the Palladium brand.  For more information about K•Swiss, visit www.kswiss.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 about the expected timing for closing of the merger. These statements are based on the current beliefs and expectations of K•Swiss’ management and are subject to known and unknown risks and uncertainties, including, but not limited to: (i) conditions to the closing of the merger may not be satisfied or waived;  (ii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; and (iii) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all. A complete description of these factors, as well as others which could affect the Company’s business is set forth in the Company’s periodic filings, including its Form 10-K for the year ended December 31, 2012, which was filed with the Securities and Exchange Commission on February 27, 2013.  Readers are cautioned not to place undue reliance on these forward-looking statements.  K•Swiss undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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